Filed Pursuant to Rule 424(b)(2)

Registration No. 333-219940

The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 14, 2017

Preliminary Prospectus Supplement

(To Prospectus dated August 14, 2017)

$

$         % Senior Notes due 20

$         % Senior Notes due 20

$         % Senior Notes due 20

We are offering $     of     % Senior Notes due 20     (the “20     notes”), $     of     % Senior Notes due 20     (the “20     notes”), and $     of     % Senior Notes due 20     (the “20     notes” and, together with the 20     notes and the 20     notes, the “notes”).

The 20     notes will bear interest at a rate of     % per annum and will mature on                     , 20    . The 20     notes will bear interest at a rate of     % per annum and will mature on                     , 20    . The 20     notes will bear interest at a rate of     % per annum and will mature on                     , 20    . We will pay interest on the notes semi-annually on              and             of each year, beginning on                     , 2018.

We may redeem some or all of the notes at any time or from time to time at the redemption prices set forth under the heading “Description of the Notes—Redemption—Optional Redemption” in this prospectus supplement. If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders. See “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness, including our expected new revolving credit facility. There is no sinking fund for the notes. Each series of notes is a new issue of securities with no established trading market. The notes are not and will not be listed on any securities exchange.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Public Offering Price(1)			Underwriting Discounts			Proceeds to Us, Before Expenses
	Per Note		Total	Per Note		Total	Per Note		Total
20 notes		%	$		%	$		%	$
20 notes		%	$		%	$		%	$
20 notes		%	$		%	$		%	$

(1)	The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from , 2017.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System, on                 , 2017. See “Underwriting.”

Joint Book-Running Managers

(in alphabetical order)

BofA Merrill Lynch	J.P. Morgan

                    , 2017

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not, and the underwriters have not, authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or required by the context, as used in this prospectus supplement, the terms “we,” “our,” “us” and “VMware” refer to VMware, Inc. and, where appropriate, its consolidated subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about us and the securities we may offer from time to time under our shelf registration statement, some of which may not apply to this offering of the notes. If the description of the debt securities we may offer or other information in the accompanying prospectus is different from this prospectus supplement, you should rely on the information contained in this prospectus supplement.

You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus to which we have referred you and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus described under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement before deciding whether to invest in the notes offered by this prospectus supplement.

You should not consider any information in this prospectus supplement, the accompanying prospectus or any free writing prospectus to which we have referred you to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of any of the notes offered by this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”). You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which the accompanying prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement until the end of any offerings under this prospectus supplement:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017;

•	The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 5, 2017 filed with the SEC on June 9, 2017; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 12, 2017, January 26, 2017 (as to item 8.01 only), February 15, 2017, February 23, 2017, March 30, 2017 and April 12, 2017.

S-ii

We are only incorporating certain portions of our annual proxy statement for our 2017 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus supplement by writing to us at the following address or by calling us at the telephone number listed below:

VMware, Inc.

Investor Relations

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

You should rely only on the information incorporated by reference or provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference therein contain, and any related free writing prospectus may contain, forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the U.S. federal securities laws. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “momentum,” “seek,” “estimate,” “continue,” “potential,” “future,” “endeavor,” “strive,” “will,” “may” and variations or the negative expression of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements in this prospectus supplement, include, without limitation, statements regarding expectations of our plans for the use of the net proceeds from this offering and the stock repurchase program, as well as statements regarding preliminary financial results for the second quarter of fiscal 2018, including with respect to expectations for revenue, license revenue, GAAP and non-GAAP operating margin, and GAAP and non-GAAP net income per diluted share. Certain documents incorporated by reference herein also contain forward-looking statements, as identified in the sections titled “Forward-Looking Statements” therein.

These forward-looking statements involve risks and uncertainties, and the cautionary statements contained in the “Risk Factors” sections of this prospectus supplement and certain documents incorporated by reference herein identify important factors that could cause actual results to differ materially from those predicted in any such forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including (1) successful completion of the offering, (2) fluctuations and volatility in our stock price, (3) the impact of macroeconomic conditions on customer demand, (4) changes in our financial condition, (5) changes in business opportunities and priorities that could cause us to consider alternative uses of cash, (6) fluctuations in the level of cash held in the United States that is available for stock repurchases and (7) the level of proceeds from employee stock option exercises and our employee stock purchase plan. In addition, our expectations about our quarterly results are based on preliminary information about the second quarter of fiscal 2018 and are subject to revision. Although the quarter is now completed, we are still in the early stages of our standard financial reporting closing procedures. Accordingly, as

S-iii

we complete our normal quarter-end closing and review processes, actual results could differ materially from our preliminary estimates. Factors that could cause our actual results for the second quarter of fiscal 2018 to differ materially from those contemplated by these forward-looking statements include, but are not limited to, inaccurate data or assumptions, unforeseen expenses, changes in estimates or judgments related to tax liabilities, potential goodwill impairments, potential litigation, bad debts or other contingencies, and facts or circumstances affecting the application of our critical accounting policies, including revenue recognition. All forward-looking statements are made as of the date hereof, based on information available to us as of the date hereof. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information” in this prospectus supplement.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether or not to invest in the notes. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including our consolidated condensed financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 24, 2017, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended May 5, 2017, filed with the SEC on June 9, 2017, and in the documents that we subsequently file with the SEC as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

VMware, Inc.

VMware pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware. We are a leader in virtualization and cloud infrastructure solutions that enable businesses to transform the way they build, deliver and consume information technology (“IT”) resources in a manner that is based on their specific needs.

Over the years, we have increased our product offerings beyond compute virtualization to include offerings that allow organizations to manage IT resources across private clouds and complex multi-cloud, multi-device environments by leveraging synergies across three product categories: Software-Defined Data Center (“SDDC”), Hybrid Cloud Computing and End-User Computing (“EUC”). Our portfolio supports and addresses the four key IT priorities of our customers: modernizing data centers, integrating public clouds, empowering digital workspaces and transforming security. We create solutions that enable digital transformation for our customers as they transform their applications, infrastructure and devices for their future business needs.

We incorporated in Delaware in 1998, were acquired by EMC Corporation (“EMC”) in 2004 and conducted our initial public offering of our Class A common stock in August 2007. Effective September 7, 2016, Dell Technologies Inc. (“Dell”) acquired EMC. As a result, EMC became a wholly owned subsidiary of Dell and VMware became an indirectly-held, majority-owned subsidiary of Dell. As of May 5, 2017, Dell controlled 81.8% of VMware’s outstanding common stock and 97.6% of the combined voting power of VMware’s outstanding common stock, including 34 million shares of VMware’s Class A common stock and all of VMware’s Class B common stock, and we are considered a “controlled company” under the rules of the New York Stock Exchange.

Our corporate headquarters are located at 3401 Hillview Avenue, Palo Alto, California, and we have 116 offices worldwide.

Effective January 1, 2017, VMware’s fiscal year changed from a fiscal year ending on December 31 of each calendar year to a fiscal year consisting of a 52- or 53-week period ending on the Friday nearest to January 31 of each year. The period that began on January 1, 2017 and ended on February 3, 2017 is reflected as a transition period (the “Transition Period”). VMware’s first full fiscal year under the revised fiscal calendar is a 52-week year that began on February 4, 2017 and will end on February 2, 2018.

VMware is a registered trademark or trademark of VMware or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective companies. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this document are listed without the ®, TM, SM and © symbols.

Recent Developments

Revolving Credit Facility

VMware expects to obtain $                 in commitments from lenders in respect of a revolving credit facility (the “Revolving Credit Facility”). We expect to close the Revolving Credit Facility after the consummation of this offering. The terms of the Revolving Credit Facility have not been finalized. The consummation of this offering is not conditioned upon the closing of the Revolving Credit Facility and we do not expect that this offering and our Revolving Credit Facility will close concurrently.

Additional Share Repurchase Authorization

VMware has announced that its board of directors has authorized VMware to purchase up to an aggregate of $1,000 million of its Class A common stock through August 31, 2018. The additional stock repurchase authorization is in addition to VMware’s ongoing $1,200 million stock repurchase program for fiscal year 2018, originally announced in January 2017, of which $900 million remains available for purchase. Stock will be purchased from time to time, in the open market or through private transactions, subject to market conditions. The stock repurchase authorization is conditioned on the consummation of the offering of the notes.

Summary Preliminary Unaudited Financial Information as of and for the Three Months ended August 4, 2017

On August 14, 2017, we furnished a Current Report on Form 8-K to provide an estimate of our preliminary financial results as of and for the three months ended August 4, 2017 as compared to the historical results for the three months ended June 30, 2016.

We expect revenue for the three months ended August 4, 2017 to be between $1.894 billion and $1.906 billion, an increase of 11.9% to 12.6% from the three months ended June 30, 2016. We expect license revenue for the three months ended August 4, 2017 to be between $727 million and $737 million, an increase of 12.9% to 14.4% from the three months ended June 30, 2016.

We expect GAAP operating margin for the three months ended August 4, 2017 to be between 17.5% and 19.3%, and non-GAAP operating margin to be between 30.5% and 31.1%. We expect GAAP net income per diluted share for the three months ended August 4, 2017 to be between $0.78 and $0.86 per share, and non-GAAP net income per diluted share to be between $1.15 and $1.19 per share.

The tables below present a reconciliation of our preliminary unaudited non-GAAP operating margin for the three months ended August 4, 2017 to our preliminary unaudited GAAP operating margin for the three months ended August 4, 2017, and a reconciliation of our preliminary unaudited non-GAAP net income per diluted share for the three months ended August 4, 2017 to our preliminary unaudited GAAP net income per diluted share for the three months ended August 4, 2017.

For the Three Months Ended August 4, 2017
(preliminary unaudited)
GAAP operating margin(1):	17.5% – 19.3%
Stock-based compensation	8.9
Employer payroll tax on employee stock transactions	0.1
Intangible amortization	1.7
Acquisition, disposition and other related items	1.3
Non-GAAP operating margin	30.5% – 31.1%

(1)	Values of items excluded from GAAP operating margin are estimates. While the aggregate of estimates may not foot, in total we expect GAAP operating margin to be 11 to 14 percentage points less than non-GAAP operating margin.

For the Three Months Ended August 4, 2017
(preliminary unaudited)
GAAP net income per diluted share(1):	$0.78 – $0.86
Stock-based compensation	0.41
Employer payroll tax on employee stock transactions	—
Intangible Amortization	0.08
Acquisition, disposition and other related items	(0.03)
Tax adjustment	(0.12)
Non-GAAP net income per diluted share	$1.15 – $1.19

(1)	Values of items excluded from GAAP net income per diluted share are estimates. While the aggregate of estimates may not foot, in total we expect GAAP net income per diluted share to be $0.29 to $0.41 less than non-GAAP net income per diluted share.

These non-GAAP financial measures differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets and acquisition, disposition and other-related items. The tax adjustment reflects the application of our annual estimated tax rate on non-GAAP income.

Management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate our financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in our business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect our operations. Specifically, in the case of stock-based compensation, if we did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect our cash position. We compensate for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of our liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.

Management encourages you to review our financial information included and incorporated by reference herein in its entirety and not rely on a single financial measure.

We are currently finalizing our financial closing procedures for the three months ended August 4, 2017 and therefore are not able to provide final results for such period. The preliminary financial data presented herein is based upon our estimates and currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing procedures, the completion of our financial statements for such period and the completion of our operational procedures. Our actual results may be materially different from our estimates which should not be regarded as a representation by us, our management or the underwriters as to our actual results for the three months ended August 4, 2017. You should not place undue reliance on these estimates. In addition, the preliminary unaudited financial data is not necessarily indicative of our results for the full fiscal year or any future period. No independent public accounting firm has audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data presented above. Accordingly, no independent public accounting firm expresses an opinion or any other form of assurance with respect thereto. The assumptions and estimates underlying the preliminary unaudited financial data are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties, including those described under “Risk Factors” and “Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

The Offering

Issuer	VMware, Inc.

Securities Offered	$ aggregate principal amount of 20 notes;

$ aggregate principal amount of 20 notes; and

$ aggregate principal amount of 20 notes;

Maturity Date	, 20 for the 20 notes;

, 20 for the 20 notes; and

, 20 for the 20 notes.

Interest Rate	% per annum for the 20 notes;

% per annum for the 20 notes; and

% per annum for the 20 notes.

Interest Payment Dates	Interest on the notes will be paid semi-annually in arrears on and of each year, beginning on , 2018.

Ranking	The notes are unsecured and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding, including our expected new Revolving Credit Facility. As of May 5, 2017, after giving effect to this offering and the closing of the Revolving Credit Facility, we would have had $ of outstanding indebtedness and $ of availability under the Revolving Credit Facility.

Optional Redemption	We may redeem the notes, in whole or in part, at any time at the applicable redemption prices described under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

Certain Covenants	We will issue the notes under an indenture containing covenants that restrict our ability, with significant exceptions, to:

•	incur debt secured by liens on Principal Property (as defined herein);

•	engage in certain sale and leaseback transactions; and

•	consolidate, merge, convey or transfer our assets substantially as an entirety.

However, each of these covenants is subject to a number of significant exceptions. In addition, as of the issue date, we have no Principal Property. You should read “Description of the Notes—Certain Covenants” for a description of these covenants.

Change of Control Repurchase Event	Upon a change of control repurchase event (as defined under “Description of the Notes—Repurchase at the Option of Holders on

Certain Changes of Control”), we will be required to make an offer to each holder of notes to repurchase all or any part of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of such notes repurchased, plus any accrued and unpaid interest to the date of repurchase.

Use of Proceeds	We expect to receive net proceeds of $ million from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering of the notes to (i) fund a $1,000 million incremental share repurchase program through August 31, 2018, (ii) repay all amounts due under two promissory notes in the aggregate principal amount of $1,230 million, which were issued to EMC (an affiliate of VMW) in connection with a note exchange agreement on January 31, 2014 and (iii) use the remaining proceeds for general corporate purposes, which may include pursuing various mergers and acquisitions and repaying other indebtedness. EMC is a wholly-owned subsidiary of Dell and we are an indirectly-held, majority-owned subsidiary of Dell. The two promissory notes issued bear interest, payable quarterly in arrears, at the annual rate of 1.75%, and outstanding principal is due on the following dates: $680 million due May 1, 2018 and $550 million due May 1, 2020. An additional promissory note issued to EMC, which bears interest, payable quarterly in arrears, at the annual rate of 1.75%, in an aggregate principal amount of $270 million, and matures on December 1, 2022 will remain outstanding after giving effect to the consummation of the transactions contemplated hereby. We intend to use the remaining proceeds for general corporate purposes, which may include pursuing various mergers and acquisitions.

Further Issuances	We may from time to time, without notice to or the consent of the holders of any series of notes, create and issue further notes ranking equally and ratably with such series of notes in all respects, or in all respects (except for the issue date, the offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided, that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. Any further notes will have the same terms as to status, redemption or otherwise as the notes.

Form of Notes	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), as described under “Description of Notes—Book-Entry; Delivery and Form; Global Notes” in this prospectus supplement.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement, as well as the other information contained or incorporated herein by reference, before investing in any of the notes offered hereby.

Governing Law	The indenture governing the notes is, and the notes will be, governed by, and construed in accordance with, the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Denominations	The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Trading	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes. See “Underwriting.”

Summary Financial Information

The following tables set forth summary financial information concerning VMware and its subsidiaries as of, and for the years ended, December 31, 2016, 2015 and 2014 and as of, and for the three months ended, May 5, 2017 and March 31, 2016. The summary financial information as of and for the years ended December 31, 2016, 2015 and 2014 has been derived from our audited annual consolidated financial statements. The summary consolidated financial information as of and for the three months ended May 5, 2017 and March 31, 2016 has been derived from our unaudited interim consolidated financial statements and includes all adjustments which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. All such adjustments are of a normal recurring nature. The interim consolidated results of operations are not necessarily indicative of the results for the full year. You should refer to the consolidated financial statements, including the notes thereto, and the disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarterly period ended May 5, 2017, each of which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	As of or for the Three Months Ended		As of or for the Year Ended December 31,
	May 5, 2017	March 31, 2016	2016	2015	2014
	(unaudited)
	(in millions)
Summary of Operations:
Revenue:
License	$610	$572	$2,794	$2,720	$2,591
Services	1,126	1,017	4,299	3,927	3,444
GSA settlement	—	—	—	(76)	—

Total revenue	$1,736	$1,589	$7,093	$6,571	$6,035
Operating income	238	192	1,439	1,197	1,027
Net income	232	161	1,186	997	886
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$8,612	$8,246	$7,985	$7,509	$7,075
Total assets	16,241	15,836	16,643	15,746	15,216
Total unearned revenue	5,235	4,976	5,624	5,076	4,833
Long-term obligations(1)	820	1,500	1,500	1,500	1,500
Total stockholders’ equity	8,068	8,271	8,097	7,923	7,586
Cash Flow Data:
Net cash provided by operating activities	$775	$720	$2,381	$1,899	$2,180

(1)	On January 21, 2014, in connection with our agreement to acquire A.W.S. Holding, LLC (“AirWatch Holding”), the sole member and equity holder of AirWatch LLC (“AirWatch”), we entered into a note exchange agreement with EMC providing for the issuance of three promissory notes in the aggregate principal amount of $1,500 million. The total debt of $1,500 million includes $450 million that was exchanged for the $450 million promissory note outstanding in prior years.

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended May 5, 2017	Year Ended December 31, 2016

Pro forma ratio of earnings to fixed charges(1)(2)

(1)	Fixed charges include (i) interest expense on borrowings and on our leased space for a Washington data center facility, for which VMware is considered to be the owner for accounting purposes and (ii) a reasonable approximation of the interest factor deemed to be included in rent expense. VMware includes interest expense recognized on uncertain tax positions in income tax provision; therefore, such interest expense is not included in the ratio of earnings to fixed charges.
(2)	Sets forth the ratio of earnings to fixed charges on a pro forma basis to reflect the issuance of the notes and the use of the net proceeds (after deducting the underwriting discount and net expenses payable by us) from the issuance of the notes offered hereby as described under “Use of Proceeds” to repay all amounts due under the two promissory notes in the aggregate principal amount of $1,230 million. We expect to use a part of the excess amounts received to fund a $1,000 million incremental share repurchase program through August 31, 2018 and for other general corporate purposes, the uses of which are not reflected in the calculation of pro forma ratio of earnings to fixed charges set forth herein.

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as supplemented by our Quarterly Report on Form 10-Q for the quarter ended May 5, 2017, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

In addition to the risks relating to us described in our reports described above and any subsequent filings, the following are additional risks relating to an investment in the notes.

The notes are structurally subordinated to the liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are our unsecured general obligations, ranking equally with other senior unsecured indebtedness, including senior unsecured guarantees of indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional debt, including secured debt. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a change of control repurchase event.

Under the indenture, upon the occurrence of a defined change of control repurchase event, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the change of control repurchase event to make the required repurchase of the notes. Our failure to make or complete a change of control offer would place us in default under the indenture governing the notes. In addition, we are limited in our ability to make a change of control payment for the notes under the Revolving Credit Facility, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, we cannot assure you that we would be able to repay such debt or obtain such consents at such time.

The limited covenants in the indenture for the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness, which could structurally rank senior to the notes;

•	limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness, or to engage in sale/leaseback transactions other than indebtedness secured by Principal Properties;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes;

•	restrict our ability to enter into highly leveraged transactions; or

•	restrict our ability to enter into transactions with affiliates.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. Because the covenants are limited, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Our Revolving Credit Facility may impose operating and financial restrictions on us.

The credit agreement governing our Revolving Credit Facility may contain covenants that limit our ability and the ability of our subsidiaries to:

•	incur additional debt;

•	create liens on our and our subsidiaries’ assets;

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets.

All of these covenants may adversely affect our ability to finance our operations, meet or otherwise address our capital needs, pursue business opportunities, react to market conditions or otherwise restrict activities or business plans. A breach of any of these covenants could result in a default in respect of the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and, to the extent such indebtedness is secured in the future, proceed against any collateral securing that indebtedness.

Changes in our credit ratings may adversely affect your investment in the notes.

We expect the major debt rating agencies to rate and routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

Active trading markets for the notes may not develop; the market prices of the notes may be volatile.

There is no existing market for any series of the notes, and we will not apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes, the market for similar securities and the financial markets generally. Any trading markets that develop would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	the terms related to optional redemption of the notes; and

•	the level, direction and volatility of market interest rates generally.

Optional redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem these notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the notes.

We cannot assure you that we will repurchase any of our Class A common stock with the proceeds of the notes offered hereby.

While our board of directors has authorized us to purchase up to an aggregate of $1,000 million (in addition to the $900 million remaining of our prior authorization) of our Class A common stock, and we currently intend to purchase some of our Class A common stock from time to time, in the open market or through private transactions, we are not obligated to do so and we cannot assure you that we will do so. Fluctuations in the price of our Class A common stock, changes in our financial condition, the availability of attractive alternatives for the deployment of our cash, and other considerations may affect our ability or willingness to repurchase some our Class A common stock. This could have a material impact on our business, financial condition, results of operations and cash flows.

USE OF PROCEEDS

We expect to receive net proceeds of $     million from the sale of the notes offered hereby, before expenses but after deducting the underwriting discount. We intend to use the net proceeds from the offering of the notes to (i) fund a $1,000 million incremental share repurchase program through August 31, 2018, (ii) repay all amounts due under two promissory notes in the aggregate principal amount of $1,230 million, which were issued to EMC (an affiliate of VMW) in connection with a note exchange agreement on January 31, 2014 and (iii) use the remaining proceeds for general corporate purposes, which may include pursuing various mergers and acquisitions and repaying other indebtedness. EMC is a wholly-owned subsidiary of Dell and we are an indirectly-held, majority-owned subsidiary of Dell. The two promissory notes issued bear interest, payable quarterly in arrears, at the annual rate of 1.75%, and outstanding principal is due on the following dates: $680 million due May 1, 2018 and $550 million due May 1, 2020. An additional promissory note issued to EMC, which bears interest, payable quarterly in arrears, at the annual rate of 1.75%, in an aggregate principal amount of $270 million, and matures on December 1, 2022 will remain outstanding after giving effect to the consummation of the transactions contemplated hereby.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, short-term investments, other long-term investments and total capitalization on a consolidated basis as of May 5, 2017:

•	on an actual basis; and

•	on an as adjusted basis to reflect:

•	the issuance of $ of notes offered hereby and the entering into of the Revolving Facility; and

•	the use of the net proceeds (after deducting the underwriting discount and net expenses payable by us) from the issuance of the notes offered hereby as described under “Use of Proceeds” to repay all amounts due under the two promissory notes in the aggregate principal amount of $1,230 million. We expect to use a part of the excess amounts received to fund a $1,000 million incremental share repurchase program through August 31, 2018 and for other general corporate purposes, the uses of which have not been reflected in the table below.

You should read the following table along with our financial statements and the accompanying notes to those statements, together with management’s discussion and analysis of financial condition and results of operations, contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of May 5, 2017
	Actual	As Adjusted(1)
	(in millions except par value and footnotes)
	(unaudited)
Cash and cash equivalents	$3,864	$
Short-term investments	4,748

Cash, cash equivalents and short-term investments	8,612

Long-term debt, including current maturities:
% senior notes due 20 offered hereby	$—	$
% senior notes due 20 offered hereby	—
% senior notes due 20 offered hereby	—
Revolving Credit Facility(2)	—
Notes payable to Dell	1,500
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 108,409 shares	1
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3
Additional paid-in capital	1,448
Accumulated other comprehensive income (loss)	11
Retained earnings	6,605

Total stockholders’ equity	8,068

Total Capitalization	$9,568	$

(1)	The adjusted amounts give effect to the offering of the notes and use of net proceeds (after deducting the underwriting discount and net expenses payable by us) from the issuance of the notes offered hereby as described under “Use of Proceeds” to repay all amounts due under the two promissory notes in the aggregate principal amount of $1,230 million. We expect to use a part of the excess amounts received to fund a $1,000 million incremental share repurchase program through August 31, 2018 and for other general corporate purposes, the uses of which have not be reflected in the adjusted amounts.
(2)	We expect our Revolving Credit Facility to provide $ of commitments and is expected to be undrawn at closing.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

VMware expects to receive commitments for, and expects to establish after the issue date, a $             revolving credit facility (the “Revolving Credit Facility”) to be available in U.S. dollars and certain foreign currencies to be agreed. The Revolving Credit Facility is expected to permit VMware to increase the commitments thereunder by an amount of up to $            , subject to receipt of commitments from lenders for such increase and other customary conditions. The Revolving Credit Facility is expected to provide for an ability to borrow swingline loans in U.S. dollars in an aggregate amount of up to $             at any time, and to be available for the issuance of letters of credit, in U.S. dollars and certain foreign currencies to be agreed, in an aggregate amount of up to $             at any time. The Revolving Credit Facility will be available for general corporate purposes. The Revolving Credit Facility is expected to be unsecured and not guaranteed by any parent entity or subsidiary of VMware.

The Revolving Credit Facility is expected to have a maturity of the fifth anniversary of its effective date, subject to an ability of VMware to request, on up to two occasions during the term of the Revolving Credit Facility, that the lenders thereunder extend the maturity date thereunder for an additional one-year period subject to customary terms and conditions.

Loans under the Revolving Credit Facility are expected to bear interest at a rate equal to either (i) LIBOR (or, in the case of loans borrowed in Euros, EURIBOR) plus a margin ranging from 0.625% to 1.00% per annum depending on the applicable credit ratings of VMware’s senior long-term unsecured debt or (ii) an alternate base rate. VMware expects to be required to pay commitment fees on the average daily unused portion of the Revolving Credit Facility at a rate ranging from 0.08% to 0.25% per annum depending on the applicable credit ratings of VMware’s senior long-term unsecured debt.

VMware expects to have the ability at any time in to terminate or reduce commitments under Revolving Credit Facility and to prepay loans thereunder, without premium or penalty, subject to redeployment costs in the case of prepayment of EURIBOR or LIBOR borrowings other than the last day of the relevant interest period.

The Revolving Credit Facility is expected to contain customary affirmative and negative covenants, including limitations on liens, subsidiary indebtedness and mergers, consolidations and transfers of all or substantially all assets, and customary events of default. The Revolving Credit Facility is also expected to contain a financial covenant requiring maintenance of a ratio of EBITDA to net interest expense of not less than 3.0 to 1.0, such ratio to be tested only if any loans or drawn and unreimbursed letters of credit are outstanding as of the last day of the applicable fiscal quarter.

1.75% Promissory Note due 2022

VMware entered into a promissory note, dated as of January 31, 2014, with EMC, in an aggregate principal amount of $270 million. Amounts outstanding under the promissory note bear interest at a rate of 1.75% per annum. The promissory note matures on December 1, 2022. VMware may prepay the promissory note, in whole or in part, at any time and from time to time, without any premium or penalty of any kind.

DESCRIPTION OF THE NOTES

The notes will be issued under a base indenture (the “Base Indenture”), to be dated as of                 , 2017 between VMware, Inc. and The Bank of New York Mellon Trust Company, N.A, as trustee (the “Trustee”), as supplemented by a supplemental indenture, to be dated                     , 2017, with respect to each series of notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, define your rights as holders of the notes. Defined terms used but not defined in this description have the meanings assigned to them in the Indenture.

The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.

General

We will issue $     aggregate principal amount of 20     notes. The 20     notes will mature on                 , 20    . Interest on the 20     notes will accrue at the rate of     % per annum.

We will issue $     aggregate principal amount of 20     notes. The 20     notes will mature on                 , 20    . Interest on the 20     notes will accrue at the rate of     % per annum.

We will issue $     aggregate principal amount of 20     notes. The 20     notes will mature on                 , 20    . Interest on the 20     notes will accrue at the rate of     % per annum.

The 20     notes, the 20     notes and the 20     notes are collectively referred to as the “notes.”

The notes will be our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of that series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes of that series.

If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. Each series of notes will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

We will make interest payments on the 20     notes, the 20     notes and the 20     notes at the annual rate of interest set forth above for that series semi-annually in arrears on                  and                 of each year (each, an “interest payment date”), beginning on                 , 2018, to the holders of record of such series of notes at the close of business on the                or                immediately preceding the related interest payment date. Interest on the fixed rate notes will be paid on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date on the fixed rate notes falls on a date that is not a Business Day, the related payment of interest shall be made on the next succeeding Business Day as if made on the date the payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date to the date of such payment on the next succeeding Business Day.

Redemption

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to the applicable Par Call Date, at a redemption price as calculated by us equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the notes of such series matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus basis points for the 20 notes, basis points for the 20 notes and basis points for the 20 notes, plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. We will calculate the redemption price.

If we elect to redeem any series of fixed rate notes on or after the applicable Par Call Date, we will pay an amount equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption. “Par Call Date” means (i)                 , 20     with respect to any 20     notes (     months prior to the maturity date of the 20     notes); (ii)                 , 20     with respect to any 20     notes (     months prior to the maturity date of the 20     notes) and (iii)                 , 20     with respect to any 20     notes (     months prior to the maturity date of the 20     notes).

Notice of redemption will be sent at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called shall be selected in accordance with the procedures of DTC. The Trustee shall have no obligation to calculate any redemption price or premium.

Repurchase at the Option of Holders on Certain Changes of Control

If a Change of Control Repurchase Event with respect to a series of notes occurs, unless we have exercised or will concurrently exercise our right to redeem the notes of such series as described above or to defease or satisfy and discharge the notes, we will be required to make an offer to each holder of notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control, but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will send a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such conflict.

On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly send to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any such notes surrendered; provided, that each new Note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and we, or any third party approved in writing by us making a change of control offer in lieu of us as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, we or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the change of control offer, to redeem (with respect to us) or purchase (with respect to a third party) all notes of such series that remain outstanding following such purchase on a date (the “second change of control payment date”) at a price in cash equal to the change of control payment in respect of the second change of control payment date.

The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Open Market Purchases

We or any of our affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of VMware and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under our Revolving Credit Facility. The notes will effectively rank junior to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

The notes will be structurally subordinated to all liabilities of our subsidiaries. Claims of creditors of our subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the notes. The indenture will not restrict the ability of our subsidiaries to incur indebtedness or other liabilities.

Certain Covenants

Limitations on Liens

We will not issue, incur, create, assume or guarantee, and will not permit any Restricted Subsidiary to issue, incur, create, assume or guarantee, any Secured Debt without in any such case effectively providing concurrently with issuance, incurrence, creation, assumption or guarantee of any such Secured Debt, or the grant of a Lien with respect to any such indebtedness, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such Restricted Subsidiary ranking equally with the notes and then existing or thereafter created) shall be secured equally and ratably with (or, at our option, prior to) such Secured Debt. The foregoing restriction with respect to Secured Debt, however, will not apply to:

(1)	Liens on property existing at the time of acquisition thereof by us or any Subsidiary, whether or not assumed, provided that such Liens were not incurred in connection with such acquisition;

(2)	Liens on property, shares of stock or indebtedness or other assets of any corporation existing at the time such corporation becomes a Restricted Subsidiary, provided that such Liens are not incurred in anticipation of such corporation becoming a Restricted Subsidiary (which may include property previously leased by us and leasehold interests thereon, provided that the lease terminates prior to or upon the acquisition);

(3)	Liens on property, shares of stock or indebtedness (including capitalized lease obligations) to secure the payment of all or any part of the purchase price thereof, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of improvements, or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, or the making of such improvements;

(4)	Liens to secure indebtedness owing to VMware or to a Subsidiary;

(5)	Liens existing on the issue date;

(6)	Liens on property of a corporation existing at the time such corporation is merged into or consolidated with VMware or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to VMware or a Restricted Subsidiary, provided that such Lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition;

(7)	Liens in favor of the United States or any State, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any State, territory or possession thereof (or the District of Columbia), (i) to secure partial, progress, advance or other payments pursuant to any contract or statute, (ii) to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of constructing, repairing or improving the property subject to such Liens or (iii) to secure taxes, assessments or other governmental charges or levies which are not yet due and payable or are payable without penalty or of which amount, applicability or validity is being contested by VMware and/or any Restricted Subsidiary in good faith by appropriate proceedings and VMware and/or such Restricted Subsidiary shall have set aside in its books reserves which it deems to be adequate with respect thereto (segregated to the extent required by generally accepted accounting principles);

(8)	Liens created in connection with the acquisition of assets or a project financed with, and created to secure, a Nonrecourse Obligation;

(9)	Liens for materialmen’s, mechanics’, workmen’s, repairmen’s, landlord’s Liens for rent, or other similar Liens arising in the ordinary course of business in respect of obligations which are not yet overdue or which are being contested by VMware or any Restricted Subsidiary in good faith and by appropriate proceedings;

(10)	Liens consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title thereto, which do not materially impair the use of such property by VMware or any Restricted Subsidiary in the operation of business or the value of such property for the purpose of such business; and

(11)	Extensions, renewals, refinancings or replacements of any Lien referred to in the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) provided, however, that any Liens permitted by any of the foregoing clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10) shall not extend to or cover any property of VMware or such Restricted Subsidiary, as the case may be, other than the property, if any, specified in such clauses and improvements thereto, and provided further that any refinancing or replacement of any Liens permitted by the foregoing clauses (7) and (8) shall be of the type referred to in such clauses (7) or (8), as the case may be.

Notwithstanding the restrictions outlined in the preceding paragraph, VMware or any Restricted Subsidiary will be permitted to issue, incur, create, assume or guarantee Secured Debt, which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate principal amount of all Secured Debt (not including Liens permitted under clauses (1) through (11) above) does not exceed the greater of $1,000 million or 15% of the Consolidated Net Tangible Assets of VMware as most recently determined on or prior to such date.

For purposes of determining compliance with this “Limitation on Liens” covenant, (i) a Lien need not be incurred solely by reference to one of the foregoing clauses or in reliance upon the immediately preceding paragraph but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the foregoing clauses and/or is permitted to be incurred in reliance upon the immediately preceding paragraph, VMware may, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this “Limitation on Liens” covenant.

Any Lien created for the benefit of the holders of the notes pursuant to the first paragraph under this “Limitation on Liens” covenant may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes.

Limitations on Sale and Lease-Back Transactions

VMware will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such transaction involving a lease for a term of not more than three years or any such transaction between VMware and a Restricted Subsidiary or between Restricted Subsidiaries, unless: (1) VMware or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes as described above under “Limitation on Liens”; or (2) VMware shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 365 days of such sale to either (or a combination of) the retirement (other than mandatory retirement, mandatory prepayment or sinking fund payment or by a payment at maturity) of debt for borrowed money of VMware or a Restricted Subsidiary that matures more than 12 months after the creation of such indebtedness or the purchase, construction or development of other comparable property.

Notwithstanding the restrictions outlined in the preceding paragraph, VMware or any Restricted Subsidiary will be permitted to enter into Sale and Lease-Back Transactions which would otherwise be subject to such restrictions, without applying the net proceeds of such transactions in the manner set forth in clause (2) of the preceding paragraph, provided that after giving effect thereto, the aggregate amount of such sale and Lease-Back Transactions, together with the aggregate amount of all Secured Debt not permitted by clauses (1) through (11) under “Limitation on Liens” above, does not exceed the greater of $1,000 million or 15% of Consolidated Net Tangible Assets of VMware as most recently determined on or prior to such date.

Certain Definitions

“Attributable Debt” means, in respect of a Sale and Lease-Back Transaction involving a Principal Property, at the time of determination, the lesser of: (a) the fair value of such property (as determined in good faith by the Board of Directors); or (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of each series outstanding pursuant to the Indenture compounded semi-annually. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) and the net amount determined assuming no such termination.

“Below Investment Grade Rating Event” means, with respect to each series of the notes, the rating on the notes is lowered by each of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of

Change of Control Repurchase Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the notes are rated Investment Grade by any of the Rating Agencies.

“Board of Directors” means either the Board of Directors of VMware or any duly authorized committee empowered by that Board or the Executive Committee thereof to act with respect to the Indenture.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Change of Control” means the occurrence of any of the following after consummation of the Distribution:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, us or one or more of our subsidiaries;

(2)	we become aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than a Permitted Parent, us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of our then outstanding Voting Stock, measured by voting power rather than number of shares;

(3)	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	Dell, together with its Parent Entities and Subsidiaries, becomes the beneficial owner, directly or indirectly, of 90% or more of each class of our then outstanding capital stock; or

(5)	the adoption by us of a plan providing for our liquidation or dissolution.

Notwithstanding the foregoing, (A) a transaction will not be considered to be a Change of Control under clause (2) above if (x) we become a direct or indirect wholly owned subsidiary of a holding company and (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction, (B) any change in the Persons who are the direct or indirect beneficial owners of Dell will not be considered a Change of Control and (C) Dell’s distribution or transfer of our shares in a transaction intended to qualify as a tax-free distribution or transfer under Section 355 of the Internal Revenue Code will not be considered a Change of Control.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security selected, in accordance with customary financial practice, by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes (assuming for this purpose that the notes matured on the applicable Par Call Date) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming that the notes matured on the applicable Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means total assets, less reserves, after deducting:

(1)	total current liabilities, excluding:

•	notes and loans payable;

•	current maturities of long-term debt;

•	current maturities of capital leases; and

(2)	certain intangible assets, to the extent included in total assets.

“Dell” means Dell Technologies, Inc.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Lien” means a mortgage, security interest, pledge, lien, charge or other encumbrance.

“Moody’s” means Moody’s Investors Services Inc. and its successors.

“Nonrecourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets not previously owned by VMware or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties VMware or any Restricted Subsidiary, as to which the obligee with respect to such indebtedness or obligation has no recourse to VMware or any Restricted Subsidiary or any assets of VMware or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Parent Entity” means any person that, with respect to another person, owns 50% or more of the total voting power of the Voting Stock of such other person.

“Permitted Parent” means (a) Dell, any Parent Entity of Dell or any Subsidiary of Dell and (b) any Parent Entity that at the time it became a Parent Entity of VMware was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control and that beneficially owns 100% of the Voting Stock of VMware; provided that the stockholders of VMware prior to such transaction beneficially own all of the voting stock of such Permitted Parent upon completion of such transaction.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of any kind.

“Principal Property” means the land, improvements, buildings and fixtures owned by us or a Restricted Subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant, any manufacturing facility, any research and development facility and any service and support facility (in each case including associated office facilities) and has a net book value in excess of 1% of our Consolidated Net Tangible Assets as of the determination date. Notwithstanding the foregoing, Principal Property does not include any property that our board of directors has determined in good faith not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole. As of the issue date, we have no Principal Property.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and one additional dealer in U.S. Government securities selected by us (each a “Primary Treasury Dealer”) and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by VMware, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to VMware by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Restricted Subsidiary” means (1) any subsidiary of VMware that (a) is a wholly-owned subsidiary, (b) is a domestic subsidiary and (c) owns or is a lessee of any Principal Property and (2) any other subsidiary that the Board of Directors of VMware may designate as a Restricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by VMware or any Restricted Subsidiary of any Principal Property which property has been or is to be sold or transferred by VMware or such Restricted Subsidiary to such person.

“Secured Debt” means any debt for borrowed money secured by a Lien upon any Principal Property of VMware or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired).

“Subsidiary” means a corporation of which more than 50% of the outstanding voting stock of such corporation is at the time owned, directly or indirectly, by VMware or by one or more other Subsidiaries, or by VMware and one or more other Subsidiaries, and the accounts of which are consolidated with those of VMware in its most recent consolidated financial statements in accordance with generally accepted accounting principles. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

“Treasury Rate” means, as of any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in, or available through, the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System (or companion online data resource published by the Board of Governors of the Federal Reserve System) and which established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the applicable Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date. The Treasury Rate will be calculated by us on the third business day preceding the redemption date. As used in the immediately preceding sentence and in the definition of “Reference Treasury Dealer Quotations” above, the term “business day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or obligated by law or executive order to close.

“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

“VMware” means VMware, Inc.

Additional Information

Anyone who receives this prospectus supplement may obtain a copy of the Indenture without charge by writing to the following address:

VMware, Inc.

Legal Department

3401 Hillview Avenue

Palo Alto, California 94304

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences relevant to investors that purchase notes for cash at the time of original issuance at their “issue price” (generally the first price at which a substantial amount of the notes are sold for money to investors, not including purchases by bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and applies only to holders that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has in effect a valid election to be treated as a “United States person” (as defined in the Code).

The term “Non-U.S. Holder” means any beneficial owner of a note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes). For the purposes of this summary, U.S. Holders and Non-U.S. Holders are referred to collectively as “holders.”

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is a beneficial owner of a note, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in notes and partners in such partnerships should consult with their own tax advisors regarding the U.S. federal income and other tax consequences of the acquisition, ownership and disposition of the notes.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to holders subject to special tax treatment under the U.S. federal income tax laws, including, without limitation:

•	dealers in securities or currencies;

•	financial institutions;

•	banks;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	holders that will hold the notes as a part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	holders liable for alternative minimum tax;

•	pass-through entities for U.S. federal income tax purposes (or partners in pass-through entities);

•	controlled foreign corporations;

•	foreign personal holding companies;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. Holders (as defined below) that hold notes through non-U.S. brokers or other non-U.S. intermediaries;

•	U.S. holders whose “functional currency” is not the U.S. dollar; or

•	U.S. expatriates.

We have not sought and will not seek any ruling from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below or that any such position would not be sustained.

This summary does not represent a detailed description of all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances. Furthermore, this summary does not address the effects of any U.S. federal tax consequences other than those relating to U.S. federal income taxation (such as estate and gift taxes) and does not address any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of notes.

This discussion is for general purposes only. Holders should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences under federal estate or gift tax laws, as well as foreign, state, and local laws and tax treaties, and the possible effects of changes in tax laws.

Effect of Certain Contingencies

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes (e.g., “Description of the Notes—Redemption—Optional Redemption” and “Description of the Notes—Repurchase at the Option of Holders on Certain Changes of Control”). The obligation to pay the foregoing amounts may implicate the provisions of the U.S. Treasury regulations relating to “contingent payment debt instruments.”

Although the issue is not free from doubt, we intend to take the position that the contingencies associated with the notes should not cause the notes to be subject to the contingent payment debt instrument rules. Our determination is binding on a holder subject to U.S. federal income taxation unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder subject to U.S. federal income taxation might be required to accrue ordinary interest income on its notes at a rate in excess of the stated interest and to treat any gain recognized on the taxable disposition of a note as ordinary income rather than capital gain. The remainder of this summary assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisor regarding the possible application to the notes of the contingent payment debt instrument rules and the consequences thereof.

U.S. Holders

Interest

Interest on a note will generally be treated as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon a sale, exchange, redemption or other taxable disposition of the notes, a U.S. Holder will generally recognize gain or loss equal to the difference, if any, between (i) the amount realized upon the sale, exchange, redemption or other taxable disposition of the notes, other than amounts attributable to accrued and unpaid interest (which will be treated as ordinary interest income to the extent such interest has not been previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the notes. The amount realized by a U.S. Holder is the sum of cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a note will generally equal the cost of the note to the U.S. Holder.

Any gain or loss a U.S. Holder recognizes on a sale, exchange, redemption or other taxable disposition of the notes will generally be long-term capital gain or loss if, at the time of the sale, exchange, redemption, or other taxable disposition, the U.S. Holder’s holding period in the notes exceeds one year. For non-corporate U.S. Holders, long-term capital gains are currently taxed at a lower rate than ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors regarding the deductibility of capital losses in light of their particular circumstances.

Medicare Tax

U.S. Holders who are individuals, estates or certain trusts are subject to an additional 3.8% Medicare tax on the lesser of (a) the U.S. person’s “net investment income” (or undistributed “net investment income” in the case of an estate or trust) for the relevant taxable year and (b) the excess of the U.S. person’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income will generally include interest income and any net gains from a disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its own tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder will be subject to U.S. federal backup withholding tax at the applicable rate (currently 28%) with respect to payments of interest on the notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the notes, unless the U.S. Holder (i) is an “exempt recipient” (such as a corporation or tax-exempt organization) and, when required, provides appropriate documentation to that effect or (ii) provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on an IRS Form W-9 (Request for Taxpayer Identification Number and Certification) or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. In addition, payments on the notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition by, a U.S. Holder will generally be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on the notes as long as that interest is not “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States and:

•	the Non-U.S. Holder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us, actually or by attribution, through stock ownership;

•	the Non-U.S. Holder is not a bank receiving the interest pursuant to a loan agreement entered into in the ordinary course of the Non-U.S. Holder’s trade or business; and

•	either (i) the Non-U.S. Holder certifies under penalties of perjury on IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form that it is not a “U.S. person” (as defined in the Code), and provides its name, address and certain other required information or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the Non-U.S. Holder certifies under penalties of perjury that the certification referred to in clause (i) has been received from the Non-U.S. Holder or an intermediate financial institution and furnishes to the applicable withholding agent a copy thereof.

A Non-U.S. Holder that does not qualify for exemption from withholding as described above will generally be subject to withholding of U.S. federal income tax at a rate of 30% on payments of interest on the notes (except as described below with respect to effectively connected income). A Non-U.S. Holder may be entitled to the benefits of an income tax treaty under which interest on the notes is subject to a reduced rate of withholding tax or is exempt from U.S. withholding tax, provided the Non-U.S. Holder furnishes the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an applicable successor form claiming the reduction or exemption and the Non-U.S. Holder complies with any other applicable procedures.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act,” any gain recognized by a Non-U.S. Holder on the sale, exchange, redemption or other taxable disposition of a note (other than amounts attributable to accrued and unpaid interest, which will generally be treated as described under “—Interest” above) will be exempt from U.S. federal income and withholding tax, unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax in the manner described below under “—Effectively Connected Income”; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless a lower treaty rate applies) on the amount by which its U.S. source capital gains exceed certain U.S. source capital losses.

Effectively Connected Income

If interest or gain recognized by a Non-U.S. Holder on a note is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business within the United States, then the Non-U.S. Holder will be exempt from the withholding tax on interest if the Non-U.S. Holder provides us or the applicable withholding agent with a properly completed and executed IRS Form W-8ECI or an applicable successor form, but the Non-U.S. Holder will generally be subject to U.S. federal income tax on such interest or gain as if it were a “United States person” (as defined in the Code), unless an applicable income tax treaty provides otherwise. In addition to such U.S. federal income tax, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, it may be subject to a branch profits tax currently at a rate of 30%, or such lower rate provided by an applicable income tax treaty, on its effectively connected earnings and profits, subject to adjustments.

Backup Withholding and Information Reporting

Under current U.S. Treasury regulations, we must report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to the Non-U.S. Holder and the amount of tax withheld, if any, from those payments. These reporting requirements apply regardless of whether U.S. federal withholding tax on such payments was reduced or eliminated by any applicable tax treaty or otherwise. Copies of the information returns reporting those payments and the amounts withheld may also be made available to the tax authorities in the country where a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Under some circumstances, U.S. Treasury regulations require backup withholding and additional information reporting on payments of interest and proceeds from a sale, exchange, redemption or other disposition of a note. Such backup withholding and additional information reporting will not apply to payments on the notes made by us or our paying agent to a Non-U.S. Holder if the certification described above under “—Interest” is received from the Non-U.S. Holder.

Backup withholding and information reporting will generally not apply to payments of proceeds from the sale, exchange, redemption or other disposition of a note made to a Non-U.S. Holder by or through the foreign office of a broker. However, information reporting requirements, and possibly backup withholding, will apply if such broker is, for U.S. federal income tax purposes, a “United States person” (as defined in the Code) or has certain other enumerated connections with the United States, unless such broker has documentary evidence in its records that the Non-U.S. Holder is not a “United States person” (as defined in the Code) and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption. Payments of proceeds from the sale or other disposition of a note made to a Non-U.S. Holder by or through the U.S. office of a broker are subject to information reporting and backup withholding at the applicable rate unless the Non-U.S. Holder certifies, under penalties of perjury, that it is not a “United States person” (as defined in the Code) and it satisfies certain other conditions, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner.

Non-U.S. Holders should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedures for obtaining such an exemption, if available.

Foreign Account Tax Compliance Act

Under the Foreign Account Tax Compliance Act (“FATCA”), U.S. federal withholding tax may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale, exchange, redemption or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity (whether such foreign financial institution or non-financial foreign entity is the beneficial owner or an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, then, pursuant to an agreement between it and the U.S. Treasury or an intergovernmental agreement between, generally, the jurisdiction in which it is resident and the U.S. Treasury, it must, among other things, identify accounts held by certain United States persons or United States-owned foreign entities and annually report certain information about such accounts, and may be required to withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders. An applicable intergovernmental agreement regarding FATCA between the U.S. Treasury and a non-U.S. entity’s jurisdiction may modify the general rules described above. In the event that an interest payment is subject both to withholding under FATCA and to the U.S. federal withholding tax discussed above, the U.S. federal withholding under FATCA may be credited against, and therefore reduce, such other U.S. federal withholding tax.

The withholding provisions described above will generally apply to payments of interest but will not apply to payments of gross proceeds from a sale or other disposition of notes until on or after January 1, 2019. Holders should consult their own tax advisors regarding FATCA and the U.S. Treasury regulations thereunder.

The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.

UNDERWRITING

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives (the “representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the representatives, on behalf of the underwriters, we have agreed to sell to the underwriters, and the representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriters	Aggregate Principal Amount of 20 Notes to be Purchased	Aggregate Principal Amount of 20 Notes to be Purchased	Aggregate Principal Amount of 20 Notes to be Purchased
J.P. Morgan Securities LLC	$	$	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Total	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the representatives have agreed, on behalf of the underwriters, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended (“Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The Representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of     % of the principal amount, in the case of 20     notes,     % of the principal amount, in the case of 20     notes and     % of the principal amount, in the case of 20     notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $     million and are payable by us.

New Issues of Notes

The notes are new issues of securities with no established trading markets. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes of each series after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, for a period commencing on the date of the underwriting agreement and ending on the closing date, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued by the Company and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes of any series in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of a series than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes of such series in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes of a series in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes of the applicable series or preventing or retarding a decline in the market price of such notes. As a result, the price of such notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes of any series. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates may engage in various financial advisory, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Certain of the underwriters and/or their affiliates are expected to be lenders and/or agents to us under our Revolving Credit Facility, and such underwriters and/or their affiliates may receive customary fees for those transactions. In addition, certain of the underwriters are holders of shares of our common stock, and proceeds of the notes may be used to repurchase shares of certain underwriters through the share purchase program.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Notes to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Relevant Member State who initially acquires any Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (i) it is a “qualified investor” as defined in the Prospectus Directive and (ii) in the case of any Notes acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (a) the notes acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive or in circumstances in which the prior consent of the underwriters has been given to the offer or resale or (b) where Notes have been acquired by it on behalf of persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, the offer of those Notes to it is not treated under the Prospectus Directive as having been made to such persons. We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, (i) the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and (ii) the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

•	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “SFO”) and any rules made under the SFO, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “C(WUMP)O”) or which do not constitute an offer or invitation to the public within the meaning of the C(WUMP)O; and

•	it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any Notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

CERTAIN ERISA CONSIDERATIONS

Each purchaser of the notes that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a plan or account subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a note, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the notes and that such fiduciary:

a) Is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner if the purchaser is an IRA);

b) Is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of VMware, each underwriter and their respective affiliates (the “Transaction Parties”);

c) Is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties contemplated hereby;

d) Has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby;

e) Is a “fiduciary” under Section 3(21)(a) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the purchaser’s transactions with the Transaction Parties contemplated hereby; and

f) Understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such fee or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the purchaser’s transactions with the Transaction Parties contemplated hereby.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

VMWARE, INC.

DEBT SECURITIES

CLASS A COMMON STOCK

PREFERRED STOCK

WARRANTS

DEPOSITARY SHARES

PURCHASE CONTRACTS

GUARANTEES

UNITS

We may, from time to time, offer to sell debt securities, Class A common stock, preferred stock, warrants, depositary shares, purchase contracts, guarantees or units. This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains more specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents we incorporate by reference carefully before you invest in our securities.

Our Class A common stock is listed on the New York Stock Exchange under the symbol “VMW.”

Investing in our securities involves a high degree of risk. See “Risk Factors” section on page 2 of this prospectus and in our filings with the SEC incorporated by reference herein and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

August 14, 2017

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. We have not authorized anyone to provide any information other than that contained in this prospectus, in any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred to you. We do not take responsibility for, and we do not provide any assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different information. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. We may sell any combination of the securities described in this prospectus, from time to time.

The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

•	debt securities;

•	Class A common stock;

•	preferred stock;

•	warrants;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units consisting of any of the securities listed above.

This prospectus provides you with a general description of the securities that may be offered. Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement, which we will deliver with this prospectus, more specific information about the offering and the terms of the particular securities offered. In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus, any free writing prospectus, or by any other method as may then be permitted under applicable law, rules or regulations.

When used in this prospectus, the terms “the Company,” “VMware,” “issuer,” “Registrant,” “we,” “our,” and “us” refer to VMware, Inc. and, where appropriate, its consolidated subsidiaries, unless otherwise specified.

THE COMPANY

VMware, Inc. pioneered the development and application of virtualization technologies with x86 server-based computing, separating application software from the underlying hardware. We are a leader in virtualization and cloud infrastructure solutions that enable businesses to transform the way they build, deliver and consume information technology (“IT”) resources in a manner that is based on their specific needs.

Over the years, we have increased our product offerings beyond compute virtualization to include offerings that allow organizations to manage IT resources across private clouds and complex multi-cloud, multi-device environments by leveraging synergies across three product categories: Software-Defined Data Center (“SDDC”), Hybrid Cloud Computing and End-User Computing (“EUC”). Our portfolio supports and addresses the four key IT priorities of our customers: modernizing data centers, integrating public clouds, empowering digital workspaces and transforming security. We create solutions that enable digital transformation for our customers as they transform their applications, infrastructure and devices for their future business needs.

We incorporated in Delaware in 1998, were acquired by EMC Corporation (“EMC”) in 2004 and conducted our initial public offering of our Class A common stock in August 2007. Effective September 7, 2016, Dell Technologies Inc. (“Dell”) acquired EMC. As a result, EMC became a wholly owned subsidiary of Dell and VMware became an indirectly-held, majority-owned subsidiary of Dell. As of May 5, 2017, Dell controlled 81.8% of VMware’s outstanding common stock and 97.6% of the combined voting power of VMware’s outstanding common stock, including 34 million shares of VMware’s Class A common stock and all of VMware’s Class B common stock, and we are considered a “controlled company” under the rules of the New York Stock Exchange.

Our corporate headquarters are located at 3401 Hillview Avenue, Palo Alto, California, and we have 116 offices worldwide. Our website is www.vmware.com. Our website and the information included in, or linked to on, our website are not part of this prospectus except to the extent expressly incorporated by reference herein.

Effective January 1, 2017, VMware’s fiscal year changed from a fiscal year ending on December 31 of each calendar year to a fiscal year consisting of a 52- or 53-week period ending on the Friday nearest to January 31 of each year. The period that began on January 1, 2017 and ended on February 3, 2017 is reflected as a transition period (the “Transition Period”). VMware’s first full fiscal year 2018 under the revised fiscal calendar is a 52-week year that began on February 4, 2017 and will end on February 2, 2018.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement.

RISK FACTORS

Investing in the securities involves risks. Before making a decision to invest in the securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2017 and in other documents that we include or incorporate by reference in this prospectus. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods shown.

	Three Months Ended		Year Ended December 31,
	May 5, 2017	March 31, 2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	16.7x	13.3x	23.2x	20.2x	20.2x	41.7x	33.7x

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges. Our fixed charges include (i) interest expense on borrowings and on our leased space for a Washington data center facility, for which we are considered to be the owner for accounting purposes and (ii) a reasonable approximation of the interest factor deemed to be included in rent expense. We include interest expense recognized on uncertain tax positions in income tax provision; therefore, such interest expense is not included in the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities under an indenture to be entered into between us and a trustee chosen by us, qualified to act as such under the Trust Indenture Act and appointed under the indenture. The indenture will be governed by the Trust Indenture Act. We will set forth the terms of any such debt securities in the applicable prospectus supplement.

The following is a summary of the indenture. It does not restate the indenture entirely. We urge you to read the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and we will file the indenture we enter into and the supplemental indentures or authorizing resolutions with respect to particular series of debt securities as exhibits to current or other reports we file with the SEC. See “Where You Can Find More Information” for information on how to obtain copies of the indentures and the supplemental indentures or authorizing resolutions. You may also inspect copies of the documents for the particular series at the office of the trustee. References below to an “indenture” are references to the applicable indenture, as supplemented, under which a particular series of debt securities is issued.

Terms of the Debt Securities

Our debt securities will be the obligations of VMware, Inc. We may issue them in one or more series. Supplemental indentures or authorizing resolutions will set forth the specific terms of each series of debt securities. We will provide a prospectus supplement for each series of debt securities that will describe:

•	the title of the debt securities and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit upon the aggregate principal amount of the series of debt securities, and, if the series is to be issued at a discount from its face amount, the method of computing the accretion of such discount;

•	the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities that is payable if maturity of the debt securities is accelerated because of a default;

•	the date or dates on which principal of the debt securities will be payable and the amount of principal that will be payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of calculation of such rate or rates, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

•	any collateral securing the performance of our obligations under the debt securities;

•	the currency or currencies (including any composite currency) in which principal, premium, if any, and interest, if any, will be payable, and if such payments may be made in a currency other than that in which the debt securities are denominated, the manner for determining such payments, including the time and manner of determining the exchange rate between the currency in which such securities are denominated and the currency in which such securities or any of them may be paid, and any additions to, modifications of or deletions from the terms of the debt securities to provide for or to facilitate the issuance of debt securities denominated or payable in a currency other than U.S. dollars;

•	the place or places where principal, premium, if any, and interest, if any, on the debt securities will be payable and where debt securities that are in registered form can be presented for registration of transfer or exchange;

•	the denominations in which the debt securities will be issuable, if different from $2,000 and multiples of $1,000 in excess thereof;

•	any provisions regarding our right to redeem or purchase debt securities or the right of holders to require us to redeem or purchase debt securities;

•	the right, if any, of holders of the debt securities to convert or exchange them into our common stock or other securities of any kind of us or another obligor, including any provisions intended to prevent dilution of the conversion rights and, if so, the terms and conditions upon which such securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period, and any other provision in relation thereto;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to redeem debt securities or a purchase fund to be used to purchase debt securities;

•	the terms, if any, upon which debt securities may be senior or subordinated to our other indebtedness;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether and upon what terms the debt securities of such series may be defeased or discharged, if different from the provisions set forth in the indenture for the series to which the supplemental indenture or authorizing resolution relates;

•	whether the debt securities will be issued in registered or bearer form and the terms of these forms;

•	whether the debt securities will be issued in whole or in part in the form of a global security and, if applicable, the identity of the depositary for such global security;

•	any provision for electronic issuance of the debt securities or issuance of the debt securities in uncertificated form;

•	if there is more than one Trustee or a different Trustee, the identity of the Trustee and, if not the Trustee, the identity of each Security Registrar, Paying Agent or Authenticating Agent with respect to such Securities; and

•	any other material terms of the debt securities, which may be different from the terms set forth in this prospectus.

The applicable prospectus supplement will also describe any material covenants to which a series of debt securities will be subject and the applicability of those covenants to any of our subsidiaries to be restricted thereby, which are referred to herein as “restricted subsidiaries.” The applicable prospectus supplement will also describe provisions for restricted subsidiaries to cease to be restricted by those covenants.

Consolidation, Merger and Sale of Assets

Unless otherwise described in the applicable prospectus supplement, the indenture will provide that VMware shall not consolidate with or merge into any other person (in a transaction in which VMware is not the surviving corporation) or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of VMware and its subsidiaries, taken as a whole, in one or more related transactions, to another person, unless:

(1)

the person formed by such consolidation or into which VMware is merged or the person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall be a corporation, limited liability company, partnership, trust or other business entity, shall be organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental hereto, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of and any premium and interest on all the notes and the performance or observance of every covenant of the Indenture on the part of VMware to be performed or observed and the conversion rights shall be provided for in accordance with the indenture, if applicable, or as otherwise specified pursuant to the indenture, by supplemental indenture satisfactory in form to the trustee, executed and delivered to the trustee, by the person (if other than VMware) formed by such consolidation or into which VMware shall have been merged or by the Person which shall have acquired VMware’s assets;

(2)	immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing; and

(3)	VMware or such surviving person has delivered to the trustee an officers’ certificate (as defined in the Indenture) and an opinion of counsel (as defined in the Indenture), each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

This ‘‘Consolidation, Merger and Sale of Assets’’ covenant will not apply to any sale, assignment, transfer, lease, conveyance or other disposition of assets between or among VMware and any one or more of its subsidiaries or between or among any one or more of VMware’s subsidiaries.

Events of Default and Remedies

Unless otherwise described in the applicable prospectus supplement, an event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture or authorizing resolution as being:

•	our failure to pay interest on any debt security of such series when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

•	our failure to pay the principal or premium of any debt security of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

•	our failure to comply with any of our agreements or covenants in, or provisions of, the debt securities of such series or the indenture (as they relate thereto) and such failure continues for a period of 90 days after our receipt of notice of the default from the trustee or from the holders of at least 25 percent in aggregate principal amount of the then outstanding debt securities of that series (except in the case of a default with respect to the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us (or any other provision specified in the applicable supplemental indenture or authorizing resolution), which will constitute an event of default with notice but without passage of time); and

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us.

The indenture will provide that the trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or interest, if any, with respect to such series of debt securities, if the trustee considers it in the interest of the holders of such series of debt securities to do so.

The indenture will provide that if any event of default has occurred and is continuing with respect to any series of debt securities (other than an event of default relating to events of bankruptcy, insolvency or reorganization with respect to us), the trustee or the holders of not less than 25% in principal amount of such series of debt securities then outstanding may declare the principal of and premium, if any, and accrued and unpaid interest on all the debt securities of such series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may waive any existing default and its consequences with respect to such series of debt securities, other than any event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to such series and its consequences, except an acceleration due to nonpayment of principal or interest on such series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to such series have been cured or waived. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, then the entire principal amount of all debt securities outstanding, and any accrued interest thereon, will become due and payable automatically without any declaration or other act by the trustee or any holder.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to such series, subject to limitations specified in the indenture.

We are required to deliver to the trustee annually within 120 days after the end of our fiscal year a statement by one of our officers stating whether or not the signer(s) know of any continuing default by us in performing any of our obligations under the indenture and, if the signer(s) know of such a default, describing such default.

No holder of any debt securities of any series will have any right to institute any judicial or other proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an event of default has occurred and is continuing and such holder has given the trustee prior written notice of such continuing event of default with respect to the debt securities of such series;

•	the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of such series have made a written request to the trustee to pursue the remedy;

•	such holder(s) offer to the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	no written request inconsistent with such written request has been given to the trustee.

The holders of a majority in aggregate principal amount of outstanding debt securities of a series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The indenture provides that if an event of default occurs and is continuing, the trustee will exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to perform any of its duties or exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities of a series unless it receives indemnity satisfactory to the trustee against any loss, liability or expense which might be incurred by it in compliance with such request.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and premium, if any, and interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

Discharge and Defeasance

Unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate all our respective obligations under the indenture as they relate to any particular series of debt securities, other than the obligation to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations and thereafter any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities, at any time by (“covenant defeasance”):

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal of and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Unless otherwise described in the applicable prospectus supplement, the indenture will also permit us to terminate all of our respective obligations under the indenture as they relate to any particular series of debt securities, including the obligations to pay interest, if any, on and the principal of the debt securities of such series and certain other obligations, at any time by (“legal defeasance”):

•	depositing in trust with the trustee, under an irrevocable trust agreement, money or government obligations in an amount sufficient to pay principal and interest, if any, on the debt securities of such series to their maturity or redemption; and

•	complying with other conditions, including delivery to the trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date such series of debt securities were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In addition, unless otherwise described in the applicable prospectus supplement, the indenture will permit us to terminate substantially all our respective obligations under the indenture as they relate to a particular series of debt securities by depositing with the trustee money or government obligations sufficient to pay all principal and interest on such series at its maturity or redemption date if the debt securities of such series will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without notice to or the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities of a series to:

•	cure any ambiguity, omission, defect or inconsistency;

•	comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of our assets;

•	provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	add a guarantor in respect of any series of debt securities;

•	secure any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any change that would provide additional rights or benefits to holders of any series of debt securities;

•	make any change that does not adversely affect the rights of any holder in any material respect;

•	conform the provisions of the indenture to the final offering document in respect of any series of debt securities;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of additional debt securities of any series;

•	to comply with the rules of any applicable securities depository;

•	to supplement any of the provisions of the indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of debt securities pursuant to the indenture; provided that any such action shall not adversely affect the interests of the holders of debt securities of such series or any other series of debt securities in any material respect; or

•	to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the debt securities may be listed or traded.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a series with the written consent of the holders of at least a majority in principal amount of the debt securities of each series then outstanding affected by the amendment or supplement. In addition, the holders of a majority in principal amount of the debt securities of each series then outstanding affected by the waiver may waive any existing default under, or compliance with, any provision of the debt securities of a particular series or of the indenture relating to a particular series of debt securities, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest, including defaulted interest;

•	reduce the principal of or extend the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities;

•	make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal, premium, if any, and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal, premium, if any, or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any such consent otherwise required from such holder, may be subject to the requirement that such holder shall have been the holder of record of debt securities with respect to which such consent is required or sought as of a record date fixed by us in accordance with the indenture.

Concerning the Trustee

The indenture will contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The indenture will permit the trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The indenture will provide that in case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No Recourse against Others

The indenture will provide that a director, officer, employee or stockholder, as such, of the Company shall not have any liability for any obligations of the Company under the debt securities or the indenture or for any claim based on, in respect of or by reason of, such obligations or their creation.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 2,500,000,000 shares of Class A common stock, $0.01 par value per share, 1,000,000,000 shares of Class B common stock, $0.01 par value per share and 100,000,000 shares of Preferred Stock, $0.01 par value per share. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of August 7, 2017, 409,653,652 shares of our common stock were outstanding, of which 109,653,652 shares were Class A common stock and 300,000,000 were Class B common stock.

The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion, the election of directors, certain actions that require the consent of holders of Class B common stock and other protective provisions. The holders of Class B common stock are entitled to 10 votes per share, and the holders of Class A common stock are entitled to one vote per share. The holders of Class B common stock, voting separately as a class, are entitled to elect 80% of the total number of the directors on our board of directors which we would have if there were no vacancies on our board of directors at the time. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect the remaining directors on our board of directors, which at no time will be less than one director. Each share of Class B common stock is convertible into one share of Class A common stock at any time.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of us or the removal of our existing management. No shares of our preferred stock are outstanding as of the date of this prospectus.

Anti-Takeover Provisions

As our controlling stockholder, Dell has the ability to prevent a change in control of VMware. Provisions in our certificate of incorporation and bylaws may also have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the division of our board of directors into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at any annual meeting;

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	following a distribution by Dell to its stockholders under Section 355 of the Internal Revenue Code of 1986, the restriction that a beneficial owner of 10% or more of our Class B common stock may not vote in any election of directors unless such person or group also owns at least an equivalent percentage of Class A common stock or obtains approval of our board of directors prior to acquiring beneficial ownership of at least 5% of Class B common stock;

•	the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to issue, without stockholder approval, up to 100,000,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	in the event that Dell or its successor-in-interest no longer owns shares of our common stock representing at least a majority of the votes entitled to be cast in the election of directors, stockholders may not act by written consent and may not call special meetings of the stockholders.

In addition, we have elected to apply the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”). These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, warrants, depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The securities being offered by this prospectus may be sold by us:

•	through agents;

•	to or through underwriters;

•	through broker-dealers (acting as agent or principal);

•	directly by us to purchasers, through a specific bidding or auction process or otherwise;

•	through a combination of any such methods of sale; and

•	through any other methods described in a prospectus supplement.

The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of Class A common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 (the “Exchange Act”), and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our Class A common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Class A common stock to engage in market-making activities with respect to our Class A common stock. These restrictions may affect the marketability of our Class A common stock and the ability of any person or entity to engage in market-making activities with respect to our Class A common stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, statements or other information on file at the SEC’s public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding its public facilities. Our SEC filings, including the complete registration statement of which this prospectus is a part, are available to the public from commercial document retrieval services and also available at the Internet website maintained by the SEC at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this registration statement until the end of any offerings under this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017;

•	The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 24, 2017;

•	Our Quarterly Report on Form 10-Q for the quarter ended May 5, 2017 filed with the SEC on June 9, 2017; and

•	Our Current Reports on Form 8-K, filed with the SEC on January 12, 2017, January 26, 2017 (as to item 8.01 only), February 15, 2017, February 23, 2017, March 30, 2017 and April 12, 2017.

We are only incorporating certain portions of our annual proxy statement for our 2017 annual meeting of stockholders as described above and are not incorporating by reference (i) any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form S-D, that, in either case, we may file or furnish with the SEC, unless otherwise specified in such current report or in such form or in a particular prospectus supplement.

This prospectus is part of a registration statement on Form S-3 filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about VMware and our common stock.

Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference in the documents. You may obtain documents incorporated by reference in this prospectus by writing to us at the following address or by calling us at the telephone number listed below:

VMware, Inc.

Legal Department

3401 Hillview Avenue

Palo Alto, CA 94304

(650) 427-5000

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement or related free writing prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

$

VMWARE, INC.

$         % Senior Notes due 20

$         % Senior Notes due 20

$         % Senior Notes due 20

Prospectus Supplement

Joint Book-Running Managers

(in alphabetical order)

BofA Merrill Lynch	J.P. Morgan

                    , 2017